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                                                                   Exhibit 23.5

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in the prospectus included in this Registration Statement on Form S-4 of Hewlett-Packard Company of our report dated November 23, 1999 relating to the consolidated financial statements, which appears in Hewlett-Packard Company's Annual Report on Form 10-K for the year ended October 31, 2000. We also consent to the incorporation of our report dated November 23, 1999, relating to the financial statement schedule for the years ended October 31, 1999 and 1998, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such prospectus included in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California
November 13, 2001